Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of June 2, 2021 (the “Fourth Amendment Effective Date”), is made among Nabriva Therapeutics Public Limited Company, a public limited company incorporated in Ireland under registration number 599588 and having its registered office at 25-28 North Wall Quay, IFSC, Dublin 1, Ireland (“Parent”), Nabriva Therapeutics Ireland Designated Activity Company, a designated activity company incorporated in Ireland under registration number 612454 and having its registered office at Alexandra House, Office 225/227, The Sweepstakes, Ballsbridge, Dublin 4, D04 C7H2, Republic of Ireland (“Nabriva Ireland”; together with Parent, individually and collectively, jointly and severally, the “Borrower”), Nabriva Therapeutics GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, having its seat in Vienna and its registered address at Leberstraße 20, 1110 Vienna, Austria and registered with the companies’ register (Firmenbuch) of the commercial court of Vienna (Handelsgericht Wien) under registration number FN269261 Y (“Nabriva Austria”), Nabriva Therapeutics US, Inc., a Delaware corporation (“Nabriva US”), Zavante Therapeutics, Inc., a Delaware corporation (“Zavante”; together with Nabriva Austria and Nabriva US, collectively referred to as the “Guarantors” and each, a “Guarantor”), Hercules Capital, Inc., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, together with its successors and assigns in such capacity, “Agent”).

The Loan Parties, the Lenders and Agent are parties to a Loan and Security Agreement dated as of December 20, 2018, as amended by the First Amendment to Loan and Security Agreement dated September 26, 2019, as amended by the Second Amendment to Loan and Security Agreement dated January 21, 2020, as amended by the Third Amendment to Loan and Security Agreement dated March 11, 2020 (and as further amended, restated or modified from time to time, the “Loan and Security Agreement”).  Loan Parties have requested that the Lenders agree to certain consents and amendments to the Loan and Security Agreement.  The Lenders have agreed to such request, subject to the terms and conditions hereof.

Accordingly, the parties hereto agree as follows:

SECTION 1Definitions; Interpretation.

(a)Terms Defined in Loan and Security Agreement.  All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan and Security Agreement.

(b)Interpretation.  The rules of interpretation set forth in the last paragraph of Section 1.1 of the Loan and Security Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2Amendments to the Loan and Security Agreement.

(a)The Loan and Security Agreement shall be amended as follows effective as of the Fourth Amendment Effective Date:

(i)New Definitions.  The following definitions are added to Section 1.1 in their proper alphabetical order:

“Fourth Amendment” means that certain Fourth Amendment to Loan and Security Agreement, dated as of the Fourth Amendment Effective Date, by and among Borrower, the Guarantors, Agent and the Lenders party thereto.

“Fourth Amendment Effective Date” means June 2, 2021.

“Performance Milestone 7” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing and (b)

receipt by Borrower after May 13, 2021 and before [**], of at least [**] Dollars ($[**]) of Net Financing Proceeds.

“Performance Milestone 8” means satisfaction of each of the following events: (a) no Event of Default shall have occurred and be continuing; (b) Borrower shall have recognized no less than $[**] in trailing three month Net Product Revenue as of the last day of any three month period ending as of or prior to February 28, 2022 as reported in connection with Section 7.1 and (c) receipt by Borrower after May 13, 2021 and on or before [**], of at least [**] Dollars ($[**]) of Net Financing Proceeds (which amount may include proceeds received to satisfy Performance Milestone 7).

(ii)Amended and Restated Definitions.  The following definitions are amended and restated as follows:

“Amortization Date” means January 1, 2022; provided however, if Interest Only Extension Conditions III is satisfied, then April 1, 2022; and provided further, if Interest Only Extension Conditions IV is satisfied, then July 1, 2022.

“Disclosed Matters” means the Loan Parties’ failure to resubmit the CONTEPO NDA, and to obtain FDA approval for CONTEPO pursuant to those certain Complete Response Letters dated April 30, 2019 and dated June 19, 2020 issued by the FDA.

“Excluded Accounts” means (i) any Deposit Account that is used solely as either an benefits account or a payroll account for the employees of any Loan Party or any of its Subsidiaries (provided that with respect to payroll accounts, the funds in any payroll account shall not exceed the amount to be paid in the ordinary course of business in the then-next payroll cycle); provided that each such accounts are disclosed in writing to Agent on the Closing Date or the next Compliance Certificate required to be delivered pursuant to Section 7.1(d) hereof for any such accounts opened on or after the Closing Date, and any account holding funds contributed by employees of any Loan Party or any of its subsidiaries and classified by the Borrower as restricted cash, (ii) Deposit Account number [**] with [**] in an aggregate amount not to exceed $[**] at any time,  (iii) Deposit Account number [**] as more particularly described in the updated Disclosure Letter delivered on the Fourth Amendment Effective Date  in an aggregate amount not to exceed $[**] at the end of any Business Day, (iv) accounts pledged to the extent permitted pursuant to clause (xiv) of the definition of Permitted Liens. (v) any zero balance account or lockbox account with respect to which funds are swept on a weekly basis to an account subject to an Account Control Agreement or a Foreign Account Pledge Agreement; provided that (A) the amount in such account does not exceed $[**] for more than 2 consecutive Business Days, and (B) each such account is disclosed in writing to Agent on the Fourth Amendment Effective Date or the next Compliance Certificate required to be delivered pursuant to Section 7.1(d) hereof for any such accounts opened thereafter, (vi) Deposit Account number [**] and identified to  the Lender in the updated Disclosure Letter delivered on the Fourth Amendment Effective Date so long as such account solely holds funds constituting a security deposit in connection with subtenant obligations owing to Parent and (vii) the accounts holding funds contributed by employees of any Loan Party or any of its subsidiaries at [**], account number [**] as identified to the Lender in the updated Disclosure Letter delivered on the Fourth Amendment Effective Date.

“Interest Only Extension Conditions III” means satisfaction of each of the following: (a) no Event of Default has occurred and is continuing and (b) Borrower has achieved Performance Milestone 7.

“Interest Only Extension Conditions IV” means satisfaction of each of the following: (a) no Event of Default has occurred and is continuing, (b) the Interest Only Extension Conditions III has been met and (c) as of or prior to March 31, 2022, Borrower has achieved Performance Milestone 8.

“Maximum Term Loan Amount” means Five Million and No/100 Dollars ($5,000,000); provided that if Tranche 7 is fully available pursuant to the terms herein, then Ten Million and No/100 Dollars ($10,000,000).

“Net Financing Proceeds” means unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds from bona fide equity financings and/or upfront proceeds and milestone payments from business development, corporate collaborations or similar arrangements, in each case on terms and conditions and with counterparties reasonably satisfactory to Agent and received in an account subject to an Account Control Agreement.  For the avoidance of doubt, the requirements of Section 7.21 of this Agreement (financial covenants) shall not operate as a restriction for the purposes the definition of “Net Financing Proceeds.”

“Net Product Revenue” means for any period of measurement, the aggregate net revenue recognized by Parent or any of its Subsidiaries from worldwide commercial sale and distribution of CONTEPO, Lefamulin, Sivextro or other Borrower Products (including revenue from the sale or licensing of such products in geographies in which such products have been outlicensed) reflected in the Forecast, in each case, on a consolidated basis as determined in accordance with GAAP for such period. “Net Product Revenue” does not include upfront business development proceeds and business development milestones.

“Term Loan Advance” means each Tranche 1 Advance, Tranche 7 Advance and any other Term Loan funds advanced under this Agreement.

(iii)Deleted Definitions.  The following definitions are hereby deleted: Tranche 2 Advance, Tranche 3 Advance, Tranche 4 Advance, Tranche 5 Advance and Tranche 6 Advance.

(iv)Section 2.2.  Section 2.2(a) is hereby amended and restated as follows:

(a) Advances. The Loan Parties, Lenders and Agent acknowledge and agree that a Term Loan Advance in a principal amount of Five Million Dollars ($5,000,000) is outstanding as of the Fourth Amendment Effective Date (the “Tranche 1 Advance”).  Subject to the terms and conditions of this Agreement and conditioned on approval by Lender’s investment committee in its sole discretion, beginning on the date determined by Lender’s investment committee and continuing through the Amortization Date, Borrower may request an additional Term Loan Advance in an aggregate principal amount of $5,000,000 (the “Tranche 7 Advance”). The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount.

(v)Section 7.21.  Section 7.21 is hereby amended and restated as follows:

7.21Financial Covenants.

(a)Minimum Cash.  At all times, the Loan Parties shall be required to maintain Unrestricted Cash in Deposit Accounts and Securities Accounts held in the United States and Ireland in an amount greater than or equal to Three Million Dollars ($3,000,000) plus the amount of the Loan Parties’ accounts payable under GAAP not paid after the 90th day following the invoice date for such accounts payable; provided that the testing of this minimum cash covenant shall be waived at any time in which Borrower has recognized Fifteen Million Dollars ($15,000,000) of trailing three months Net Product Revenue as demonstrated as of the most recent financial reporting period in accordance with Section 7.1.

(b)[Reserved.]

Borrower shall provide Agent evidence of compliance with the financial covenants under this Section 7.21 upon request in form and substance reasonably requested by Agent.

(vi)Section 9.3.  Section 9.3 is hereby amended and restated as follows:

9.3Material Adverse Effect.  A circumstance has occurred that has had a Material Adverse Effect; provided that solely for purposes of this Section 9.3, the failure to achieve Performance Milestone 1, Performance Milestone 2, Performance Milestone 3, Performance Milestone 4, Performance Milestone 5, Performance Milestone 6, Performance Milestone 7, Performance Milestone 8 or the occurrence of the Disclosed Matters, in each case, in and of itself, shall not constitute a Material Adverse Effect; or

(i)Section 11.2(c).  Section 11.2(c) is hereby amended and restated as follows:

(c) If to Loan Parties:

Nabriva Therapeutics Public Limited Company

Attention: General Counsel

414 Commerce Drive

Fort Washington, PA 19034

Email: [**]

Telephone: [**]

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP

111 Huntington Avenue

Boston, MA 02199-7610

Attn: Jamie N. Class

Email: jclass@foley.com

Telephone: (617) 225-3111

(b)Compliance Certificate. Exhibit F of the Loan and Security Agreement, the Compliance Certificate, is hereby amended and restated in its entirety as set forth in Annex A attached hereto.

(c)Commitments.Schedule 1.1 of the Loan and Security Agreement is hereby amended and restated in its entirety as set forth in Annex B attached hereto.

(d)References Within Loan and Security Agreement.  Each reference in the Loan and Security Agreement to “this Agreement” and the words “hereof,” “herein,” “hereunder,” or words of like import, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment.

SECTION 3Conditions of Effectiveness.  The effectiveness of Section 2 of this Amendment shall be subject to the satisfaction of each of the following conditions precedent:

(a)Fees and Expenses.  The Loan Parties shall have paid all invoiced out-of-pocket costs and expenses of Agent and Lenders including the legal fees and disbursements of counsel to Agent and Lenders, in connection with the negotiation, preparation, execution and delivery of this Amendment and any other documents to be delivered in connection herewith.

(b)This Amendment.  Agent shall have received this Amendment, executed by Agent, the Lenders and the Loan Parties.

(c)Consents.  Agent shall have received certified copies of consents from each Loan Party’s respective board of directors (or applicable governing body) evidencing approval of this Amendment.

(d)Power of Attorney.  Agent shall have received a Power of Attorney for Nabriva Ireland in form and substance satisfactory to Agent.

(e)Representations and Warranties; No Default.  On the Fourth Amendment Effective Date, and after giving effect to the amendment of the Loan and Security Agreement contemplated hereby:

(i)The representations and warranties contained in Section 4 of this Amendment shall be true and correct on and as of the Fourth Amendment Effective Date as though made on and as of each such date; and

(ii)There exist no Events of Default or events that with the passage of time would result in an Event of Default.

SECTION 4Representations and Warranties.  To induce the Lenders to enter into this Amendment, each Loan Party hereby confirms, as of the Fourth Amendment Effective Date, (a) that the representations and warranties made by it in Section 5 of the Loan and Security Agreement and in the other Loan Documents are true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date and except that (i) Section 5.4 shall be qualified by the Disclosed Matters and (ii) [reserved]; (b) that, except for the Disclosed Matters, there has not been and there does not exist a Material Adverse Effect; (c) Schedule 5.10 of the Disclosure Letter is hereby amended and restated to contain the information contained on Annex 1 hereto and certain other information in the Disclosure Letter is hereby amended as described in Section 5(b)(iv) below; (d) Lender has and shall continue to have valid, enforceable and perfected first-priority liens, on and security interests in the Collateral and all other collateral heretofore granted by such Loan Party to Lender, pursuant to the Loan Documents or otherwise granted to or held by Lender; (e) the agreements and obligations of such Loan Party contained in the Loan Documents and in this Amendment constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by the application of general principles of equity; and (f) the execution, delivery and performance of this Amendment by such Loan Party will not violate any law, rule, regulation, order, contractual obligation or organizational document of such Loan Party and will not result in, or require, the creation or imposition of any lien, claim or encumbrance of any kind on any of its properties or revenues.  For the purposes of this Section 4, each reference in Section 6 of the Loan and Security Agreement to “this Agreement,” and the words “hereof,” “herein,” “hereunder,” or words of like import in such Section, shall mean and be a reference to the Loan and Security Agreement as amended by this Amendment.

SECTION 5Miscellaneous.

(a)Forecast.  Agent shall have received updated projections in form and substance satisfactory to Agent in its sole discretion, which projections shall constitute “Forecast” as defined in the Loan and Security Agreement.  Such projections were delivered to and accepted by the Agent on April 8, 2021.

(b)Loan Documents Otherwise Not Affected; Reaffirmation; No Novation.

(i)Except as expressly amended pursuant hereto or referenced herein, the Loan and Security Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects.  The Lenders’ and Agent’s execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future.

(ii)Each Loan Party hereby expressly (1) reaffirms, ratifies and confirms its Obligations under the Loan and Security Agreement and the other Loan Documents, (2) reaffirms, ratifies and confirms the grant of security under Section 3.1 of the Loan and Security Agreement, (3) reaffirms that such grant of security in the Collateral secures all Obligations under the Loan and Security Agreement, and with effect from (and including) the Fourth Amendment Effective Date, such grant of security in the Collateral: (x) remains in full force and effect notwithstanding the amendments expressly referenced herein; and (y) secures all Obligations under the Loan and Security Agreement, as amended by this Amendment, and the other Loan Documents, (4) agrees that this Amendment shall be a “Loan Document” under the Loan and Security Agreement and (5) agrees that the Loan and Security Agreement and each other Loan Document shall remain in full force and effect following any action contemplated in connection herewith.

(iii)It is understood and agreed that transfers in connection with the agreements listed on Annex 1 hereto are “Permitted Transfers.”

(iv)Contemporaneously herewith, the Loan Parties have delivered to the Lender an updated Exhibits D and E to the Disclosure Letter, including a description of the bank and securities accounts of the Loan Parties as of the Fourth Amendment Effective Date, including an updated list of Excluded Accounts as of the Fourth Amendment Effective Date. It is understood and agreed that any Default or Event of Default arising from the establishment and maintenance of these accounts prior to the Fourth Amendment Effective Date is hereby waived.

(v)This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents.  Nothing in this Amendment is intended, or shall be construed, to constitute an accord and satisfaction of any Loan Party’s Secured Obligations under or in connection with the Loan and Security Agreement and any other Loan Document or to modify, affect or impair the perfection or continuity of Agent’s security interest in, (on behalf of itself and the Lenders) security titles to or other liens on any Collateral for the Secured Obligations.

(c)Conditions.  For purposes of determining compliance with the conditions specified in Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the Fourth Amendment Effective Date specifying its objection thereto.

(d)Release.  In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.  Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.  Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(e)No Reliance.  Borrower hereby acknowledges and confirms to Agent and the Lenders that Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(f)Binding Effect.  This Amendment binds and is for the benefit of the successors and permitted assigns of each party.

(g)Governing Law.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL.

(h)Complete Agreement; Amendments.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

(i)Severability of Provisions.  Each provision of this Amendment is severable from every other provision in determining the enforceability of any provision.

(j)Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

(k)Loan Documents.  This Amendment and the documents related thereto shall constitute Loan Documents.

[Balance of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

Nabriva Therapeutics Public Limited Company

SIGNED AND DELIVERED as a Deed

for and on behalf of

NABRIVA THERAPEUTICS PUBLIC LIMITED COMPANY

by its lawfully appointed attorney

Dan Dolan
/s/ Dan Dolan
Signature of Attorney
in the presence of:

/s/ Donna Burns
Signature of Witness

Executive Assistant
Occupation of Witness

[**]
Address of Witness

[Fourth Amendment to Loan and Security Agreement]

Nabriva Therapeutics Ireland Designated Activity Company

SIGNED AND DELIVERED as a Deed

for and on behalf of

NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY

by its lawfully appointed attorney

Dan Dolan
/s/ Dan Dolan
Signature of Attorney
in the presence of:

/s/ Donna Burns
Signature of Witness

Executive Assistant
Occupation of Witness

[**]
Address of Witness

[Fourth Amendment to Loan and Security Agreement]

GUARANTORS:

NABRIVA THERAPEUTICS GMBH

By:	/s/ Mihovil Spoljaric
Name:	Mihovil Spoljaric
Title:	Managing Director

NABRIVA THERAPEUTICS US, INC.

By:	/s/ Dan Dolan
Name:	Dan Dolan
Title:	Treasurer

ZAVANTE THERAPEUTICS, INC.

By:	/s/ Dan Dolan
Name:	Dan Dolan
Title:	Treasurer

[Fourth Amendment to Loan and Security Agreement]

AGENT:

HERCULES CAPITAL, INC.,
as Agent

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Associate General Counsel

LENDER:

HERCULES CAPITAL, INC.,
as Lender

By:	/s/ Jennifer Choe
Name:	Jennifer Choe
Title:	Associate General Counsel

[Fourth Amendment to Loan and Security Agreement]

ANNEX B

SCHEDULE 1.1

COMMITMENTS

LENDER	TRANCHE	TERM COMMITMENT
Hercules Capital, Inc.	Tranche 1	$5,000,000
Hercules Capital, Inc.	Tranche 7*	$5,000,000*
TOTAL COMMITMENTS		$5,000,000 ($10,000,000 if Tranche 7 fully available)*

*Funding of Tranche 7 is subject to approval by Lender’s investment committee in its sole discretion.